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                                                                   EXHIBIT 10.23

                        LICENSE AND RESEARCH AGREEMENT

LICENSE AND RESEARCH AGREEMENT (the "Agreement") dated as of May 17, 2000 (the "Effective Date") by and between 3-DIMENSIONAL PHARMACEUTICALS, INC., a Delaware corporation having its principal place of business at 665 Stockton Drive, Suite 104, Exton, PA 19341-1151, USA (hereinafter referred to as "3DP") and SCHERING AG, a corporation organized and existing under the laws of Germany having its principal place of business at 13342, Berlin, Germany (hereinafter referred to as "Schering"). 3DP and Schering are sometimes referred to herein individually as a "Party" and collectively as the "Parties".

WHEREAS:

(A) 3DP has identified a class of non-peptidic, potent urokinase plasminogen activator (uPA) inhibitors with potential application in various therapeutic fields, and has the right to grant rights and licenses under patent applications, patents and know-how relating to such class of inhibitors.

(B) 3DP is interested in continuing to carry out research to evaluate further uPA inhibitors and Schering is willing to fund such research on the terms and subject to the conditions hereinafter set out.

(C) Schering is interested in obtaining from 3DP certain rights and licenses to the patent applications, patents and know-how relating to the above-mentioned class of uPA inhibitors already identified by 3DP and to any compounds identified during the course of the above-mentioned research, and 3DP is willing to grant such rights and licenses to Schering under the terms and subject to the conditions hereinafter set out.

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(D)  Schering Berlin Venture Corporation and 3DP have entered into a Stock
     Purchase Agreement of even date herewith (the "Stock Purchase Agreement").

NOW THEREFORE, in consideration of the mutual covenants set forth in this Agreement and other good and valuable consideration the sufficiency of which is hereby acknowledged, the Parties agree as follows:


                                   ARTICLE 1

                                  DEFINITIONS

The following terms, when capitalized, shall have the following meanings (such meanings to be equally applicable to both the singular and the plural forms of the terms defined) as used in this Agreement:

1.1 "3DP Know-How" means all Know-How, whether currently existing or developed during the course of the Research Term or within six (6) months thereafter that relates to the research, development, utilization, manufacture, use or sale of a Licensed Compound or Licensed Product. Notwithstanding anything herein to the contrary, 3DP Know-How shall exclude 3DP Patents and 3DP Non-uPA Inhibitor Patents.

1.2 "3DP Non-uPA Inhibitor Compounds" mean compounds and data relating to such compounds discovered during the Research Program by 3DP or an Affiliate which do not constitute uPA Inhibitors but which the Joint Research Committee considers have some biological activity of interest to the Research Program or are of potential commercial interest to Schering.

1.3 "3DP Non-uPA Inhibitor Patents means Patents Controlled by 3DP which claim Non-uPA Inhibitor Compounds.

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1.4  "3DP Patents" means: (i) Patents in Schedule A; (ii) Patents to be filed by
     3DP that claim 3DP's orally available uPA Inhibitor lead series, [**] and derivatives thereof, as described in the Outline Research Plan; and (iii) Patents that claim New Compounds. Notwithstanding anything herein to the contrary, 3DP Patents shall exclude any 3DP Know-How, Improvements and 3DP Non-uPA Inhibitor Patents.

1.5  "3DP Technology" means 3DP Know-How and 3DP Patents.

1.6 "Accept", "Accepted" or "Acceptance" as used with respect to a Lead Candidate, Back-Up or Follow-Up means a Lead Candidate, Back-Up or Follow-Up, respectively, that has fulfilled the Biological Criteria agreed upon by the Parties pursuant to Section 2.3 and which Schering has decided to develop either as an Accepted Lead Candidate or as an Accepted Back-Up or Accepted Follow-Up thereof.

1.7 "Accepted Back-Up" means a Back-Up which has fulfilled the Biological Criteria agreed upon by the Parties pursuant to Section 2.3 and which Schering has decided to develop as a Back-Up to an Accepted Lead Candidate.

1.8 "Accepted Follow-Up" means a Follow-Up which has fulfilled the Biological Criteria agreed upon by the Parties pursuant to Section 2.3 and which Schering has decided to develop as a Follow-Up to an Accepted Lead Candidate.

1.9 "Accepted Lead Candidate" means a Lead Candidate which has fulfilled the Biological Criteria agreed upon by the Parties pursuant to Section 2.3 and which Schering has decided to develop as a Licensed Product in a specified Separate Therapeutic Area.

___________________

**Certain portions of this Exhibit have been omitted based upon a request for confidential treatment that has been filed with the Commission. The omitted portions have been filed separately with the Commission.

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1.10 "Affiliate" means any person, corporation, partnership, firm, joint venture or other entity which, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with 3DP or Schering, as the case may be. As used in this definition, "control" means the possession of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of the outstanding voting securities or by contract or otherwise.

1.11 "Annual Worldwide Net Sales" means the total worldwide Net Sales of a Licensed Product in a Separate Therapeutic Area in a Sales Year or in the First Sales Year as applicable.

1.12 "Audit Disagreement" shall have the meaning set forth in Section 9.2.

1.13 "Back-Up" shall mean a Licensed Compound that is intended to be reserved as a back-up for an Accepted Lead Candidate and is not intended to be developed or commercialized unless development and/or commercialization of such Accepted Lead Candidate is terminated by Schering.

1.14 "Base Compound" means a uPA Inhibitor existing at the Effective Date which:
     (i) falls within the claims of the Patents referenced in Schedule A or falls within the same Chemical Class as such compounds; or (ii) falls within 3DP's orally available uPA Inhibitor lead series, [**] and derivatives thereof, as described in the Outline Research Plan.

1.15 "Biological Criteria" means the criteria for acceptance of a Lead Candidate, Back-Up or Follow-up to be agreed upon by the Parties pursuant to Section 2.3.

____________________

**Certain portions of this Exhibit have been omitted based upon a request for confidential treatment that has been filed with the Commission. The omitted portions have been filed separately with the Commission.

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1.16 "Chemical Class": Compounds shall be deemed to fall within the same
     Chemical Class if one compound is a homolog, isomer, analog or first order derivative of another compound. A compound is a "homolog" of another compound if it differs from that compound by a methylene group or an ethylene group or a similar or equivalent group that does not affect the relationship of the functional groups in the compound that give rise to its activity as a uPA Inhibitor. An "isomer" is a compound differing from another compound by positional isomery, geometric isomery or stereochemical isomery. An "analog" is a compound which differs from another compound by the replacement of a single group within the latter compound. A compound is a "first order derivative" of another compound if it is derived from that compound by a single chemical reaction.

1.17 "Control" or "Controlled" means possession of the ability to grant a license or sublicense of patent rights, know-how or other intangible rights as provided for herein without violating the terms of any agreement or other arrangement with any Third Party.

1.18 "Drug Approval Application" means an application for Regulatory Approval required to be approved before commercial sale or use of a Licensed Product as a drug in a regulatory jurisdiction, including, but not limited to, for the purposes of Regulatory Approval in the United States, a New Drug Application and all supplements filed pursuant to the requirements of the FDA (including all documents, data and other information concerning a Licensed Product which are necessary for, or included in, FDA approval to market the Licensed Product), and, for the purposes of Regulatory Approval in the EU, applications for Regulatory Approval to the EMEA.

1.19 "EMEA" means the European Medicines Evaluation Agency or any successor agency.

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1.20 "EU" means the countries which are members of the European Union as such membership may change from time to time.

1.21 "FDA" means the United States Food and Drug Administration or any successor agency.

1.22 "Field" means all uses of Licensed Products for the prevention, treatment, cure or mitigation of all disease states, conditions, disorders and indications in humans.

1.23 "First Commercial Sale" means the date on which Schering or an Affiliate or sublicensee of Schering first sells commercially, pursuant to a Regulatory Approval, a Licensed Product in any country, provided that if such first commercial sale has occurred in a country for which pricing or reimbursement approval is necessary for widespread sale and no more than a reasonable minimal amount of Licensed Product has been sold in such country prior to grant of such pricing or reimbursement approval, then such sale shall not be deemed a First Commercial Sale until such pricing or reimbursement approval has been obtained.

1.24 "First Sales Year" means the period between the date of First Commercial Sale of a Licensed Product in a Separate Therapeutic Area in the first country in the Territory in which such Licensed Product is sold in such Separate Therapeutic Area and the end of the calendar year in which such First Commercial Sale is made.

1.25 "Follow-Up" shall mean a Licensed Compound which is proposed by either Party for Acceptance as a follow-up to an Accepted Lead Candidate to be developed or commercialized for the same Separate Therapeutic Area for which the Accepted Lead Candidate is then being developed or commercialized; provided, however, that a Licensed Compound which constitutes the Follow-Up cannot be the same

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     Licensed Compound as is already being developed or commercialized as a Lead
     Candidate.

1.25 "Improvements" shall mean Patents and Know-How that are based on research conducted by 3DP outside of the Research Program and that are specifically and directly related to Licensed Products, to the extent that such Patents and Know-How are Controlled by 3DP. For the avoidance of doubt, Patents and Know-How claiming New Compounds shall be considered 3DP Patents and 3DP Know-How rather than Improvements.

1.26 "IND" means the investigational new drug application relating to one or more Licensed Products required to be filed with the FDA pursuant to 21 CFR
     Part 312, including any amendments thereto. References herein to an IND shall include, to the extent applicable, any comparable applications outside the US such as, for example, the CTX in the EU.

1.27 "Joint Patents" shall have the meaning set forth in Section 7.3.

1.28 "Joint Research Committee" means the committee established pursuant to Section 2.3.

1.29 "Know-How" means all data, technical information, know-how, experience, inventions, discoveries, trade secrets, compositions of matter and methods, and whether or not patentable or confidential, to the extent that such Know-How is Controlled by a Party or its Affiliates.

1.30 "Lead Candidate" means a Licensed Compound which is proposed by either Party for Acceptance as an Accepted Lead Candidate pursuant to Section 2.6.

1.31 "Licensed Compound" means a Base Compound or a New Compound.

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1.32 "Licensed Product" means a product in finished dosage form containing a
     Licensed Compound as active ingredient for use in the Field.

1.33 "Major Market Country" means the US, Japan and any country of the European Union.

1.34 "Net Sales" means the amount invoiced by Schering, its Affiliates or sublicensees for sales of a Licensed Product to Third Parties less the following deductions applicable to the Licensed Product for:

     (i)    transportation charges and insurance charges paid by Schering;

     (ii) sales and excise taxes or customs duties paid by Schering or any other governmental charges imposed upon the sale of the Licensed Product and paid by Schering;

     (iii) fees paid to distributors, consignees or agents in connection with the sale of the Licensed Product;

     (iv) reasonable rebates and premiums granted or allowed in connection with the sale of a Licensed Product;

     (v) allowances or credits to customers on account of governmental requirements, price differences, rejection, outdating, returns or recalls of the Licensed Product;

     (vi) quantity discounts, cash discounts or chargebacks granted in connection with the sale of the Licensed Product;

     (vii)  provisions for price reductions; and

     (viii) costs of customer programs such as cost effectiveness or patient assistance studies or programs designed to aid in patient compliance with medication schedules in connection with the sale of a Licensed Product.

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     For the purpose of calculating Net Sales, the Parties recognize that (a)
     Schering's customers may include persons in the chain of commerce who enter into agreements with Schering as to price even though title to the Licensed Product does not pass directly from Schering to such customers and even though payment for such Licensed Product is not made by such customers directly to Schering and (b) in such cases, chargebacks paid by Schering to or through a Third Party (such as a wholesaler) can be deducted by Schering from gross revenue in order to calculate Net Sales. Any deductions above which involve a payment by Schering shall be taken as a deduction against aggregate sales for the period in which the payment or deduction is made.

     In the event a Licensed Product is sold in the form of a combination product containing one or more active ingredients in addition to a Licensed Product, Net Sales for such combination product will be adjusted by multiplying actual Net Sales of such combination product by the fraction
     A / (A+B) where A is the invoice price of the Licensed Product, if sold separately, and B is the invoice price of any other active ingredient or ingredients in the combination, if sold separately. If, on a country-by-country basis, the other active ingredient or ingredients in the combination are not sold separately in that country, Net Sales shall be calculated by multiplying actual Net Sales of such combination product by the fraction A / C where A is the invoice price of the Licensed Product if sold separately, and C is the invoice price of the combination product. If, on a country by country basis, neither the Licensed Product nor the other active component or components of the combination product is sold separately in said country, Net Sales shall be determined between the parties in good faith.

1.35 "New Compound" means: (i) any uPA Inhibitor and members of the same Chemical Class which is identified, discovered, created or synthesized by 3DP or an Affiliate in the course of the Research Program; (ii) any chemical entity, and any member of the same Chemical Class as such chemical entity, that is identified, discovered, created or synthesized by 3DP or an Affiliate and is

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     discovered during the Research Term, but outside of the Research Program, to be a uPA Inhibitor, to the extent that such chemical entity is Controlled by 3DP or an Affiliate; and (iii) any chemical entity, and any member of the same Chemical Class as such chemical entity that is identified, discovered, created or synthesized by 3DP or an Affiliate and is discovered to be a uPA Inhibitor after the end of the Research Term but within six (6) months thereafter, to the extent that such chemical entity is Controlled by 3DP or an Affiliate.

1.36 "Patents" mean all patents and patent applications and all patent applications hereafter filed, including any continuation, continuation-in-part, division, provisional or any substitute applications, any patent issued with respect to any such patent applications, any reissue, reexamination, renewal or extension (including any supplemental patent certificate) of any such patent, and any confirmation patent or registration patent or patent of addition based on any such patent, and all foreign counterparts of any of the foregoing, to the extent that such Patents are Controlled by a Party and its Affiliates.

1.37 "Patent Expenses" means the fees, expenses and disbursements and outside counsel fees, and payments to Third Party agents incurred in connection with the preparation, filing, prosecution and maintenance of 3DP Patents or Joint Patents covering a Licensed Compound or Licensed Product in the Field, including costs of patent interference and opposition proceedings and actions at law and equity against Third Parties for patent infringement.

1.38 "Pivotal Clinical Trial" means a clinical trial designed by Schering or an Affiliate or sublicensee which is essential to demonstrate efficacy and without which the relevant New Drug Application to the FDA (or equivalent in another Major Market Country) would lack adequate and well-controlled proof of efficacy likely to be acceptable to the regulatory authorities for the grant of marketing approval of a Licensed Product set by the regulatory authorities in the Major Market Country for which the clinical trial is designed.

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1.39 "Regulatory Approval" means any approvals (including pricing and reimbursement approvals), product and/or establishment licenses, registrations or authorizations of any federal, state or local regulatory agency, department, bureau or other governmental entity, necessary for the manufacture, use storage, importation, export, transport or sale of Licensed Compound or Licensed Product in a regulatory jurisdiction.

1.40 "Research Plan" means the Outline Research Plan (as described in Section 2.4) for identifying, conceiving, synthesizing, structurally characterizing and/or otherwise discovering or optimizing one or more Licensed Compounds agreed upon by the Parties and attached to this Agreement as Part I of Schedule B; together with the First Year Research Plan and Second Year Research Plan to be agreed to between the Parties pursuant to Section 2.4 and to be attached to this Agreement as Part II and Part III of Schedule B, respectively.

1.41 "Research Program" means research activities undertaken pursuant to this Agreement as described in the Research Plan, associated with the discovery or creation of Base Compounds and New Compounds, including in vitro studies of Licensed Compounds, in vivo animal studies for research purposes only and related activities.

1.42 "Research Term" means a twenty-four month period commencing on the Effective Date.

1.43 "Research Year" means a twelve-month period during the Research Term commencing on the Effective Date and ending on an anniversary thereof.

1.44 "Sales Year" means a full calendar year during which any Licensed Product is sold in any country of the world in a Separate Therapeutic Area.

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1.45 "Separate Therapeutic Area" means a broad category of disease(s), condition(s) or disorder(s) generally regarded, by virtue of their common pathology, area of impact or otherwise, as therapeutically/medically distinct from other such categories. For avoidance of doubt and without limitation, examples of Separate Therapeutic Areas are: oncology; cardiovascular system; central and peripheral nervous systems; endocrinology; dermatology and inflammation.

1.46 "Territory" means all countries of the world.

1.47 "Third Party" means any entity other than 3DP or Schering and their respective Affiliates and sublicensees.

1.48 "Urokinase Plasminogen Activator (uPA) Inhibitor" means a compound that has (i) [**] as determinated by 3DP using a standardized assay reasonably acceptable to the Joint Research Committee [**], and (ii) selectivity with respect to the [**], as determined by 3DP using a standardized assay reasonably acceptable to the Joint Research Committee, for [**]; and
     (iii) selectivity with respect to the [**], as determined by 3DP using a standardized assay reasonable acceptable to the Joint Research Committee, for [**].

1.49 "US" or "United States" means the United States of America, its territories and possessions, including the District of Columbia, the Commonwealth of Puerto Rico, the US Virgin Islands, Guam, and all other places under the jurisdiction of the United States of America.

________________
**Certain portions of this Exhibit have been omitted based upon a request for confidential treatment that has been filed with the Commission. The omitted portions have been filed separately with the Commission.

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1.50 "Valid Claim" means any claim of an issued, unexpired patent which shall not have been abandoned, withdrawn, canceled or disclaimed, nor held invalid or unenforceable by a court of competent jurisdiction in an unappealed or unappealable decision.

                                   ARTICLE 2

                               RESEARCH PROGRAM

2.1 Commencement: The Research Program will commence on the Effective Date and will continue (unless earlier terminated pursuant to Article 10 below) for the Research Term. 3DP shall perform its responsibilities under the Research Program in accordance with the terms of the Research Plan. The objective of the Research Program is to identify Licensed Compounds which may become Lead Candidates for development and commercialization by Schering.

2.2 Research Funding: Schering shall fund the Research Program in the amount of [**] for each Research Year. Payments for each Research Year will be made quarterly in advance. In addition, Schering shall reimburse 3DP the documented costs payable to any Third Party in connection with activities under the Research Program where such activities and the costs therefor have been approved in advance in writing by Schering. The Parties consider that the performance of the Research Program as currently envisaged will not require the payment of any such costs to Third Parties. No activities may be delegated by 3DP under the Research Program without the prior written consent of Schering except as agreed to by the Joint Research Committee. All payments shall be made in US dollars to the credit of such bank account as may be designated by 3DP in writing to Schering. Any payments which fall due on a date which is a legal holiday in the

________________
**Certain portions of this Exhibit have been omitted based upon a request for confidential treatment that has been filed with the Commission. The omitted portions have been filed separately with the Commission.

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     State of Pennsylvania or in Berlin, Federal Republic of Germany, may be
     made on the next following day which is not a legal holiday.

2.3  Joint Research Committee:

     (a)   Composition and Purposes:  Upon the execution of this Agreement, 3DP
           ------------------------
     and Schering will establish a Joint Research Committee which shall consist of six members, three designated by 3DP and three designated by Schering. The Joint Research Committee shall meet formally at least quarterly or with such other frequency, and at such time and location, as may be established by the Joint Research Committee, for the following purposes:

     (i)   To review and approve, if appropriate, revisions to the Research
           Plan;

     (ii) To monitor and review the progress of the Research Program and to consider whether any amendment of the Research Program should be recommended to the Parties;

     (iii) To review Licensed Compounds proposed by either Party for further preclinical testing;

     (iv) To review and approve Biological Criteria for the Acceptance of Lead Candidates, Back-Ups and Follow-Ups;

     (v) To decide whether and how a Licensed Compound proposed by either Party as a potential Lead Candidate, Back-Up or Follow-up should be assessed in accordance with the Biological Criteria.

     (vi)  To discuss matters relating to publications and Patents.

     (b)   Decision Making:  The objective of the Joint Research Committee shall
           ---------------
     be to reach agreement by consensus on all matters within the scope of the Research Plan. However, all decisions to be made under this Agreement will be made by majority vote in the Joint Research Committee, and if the Joint Research Committee cannot agree on any matter (a "Disputed Matter"), the Disputed Matter shall be referred to the Chief Executive Officer of 3DP and the President

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     of Schering's Affiliate, Berlex Biosciences, for resolution. If the
     Disputed Matter is not then resolved, Schering's decision shall be final and binding.

     (c)  Powers:  Each Party shall retain the rights, powers and discretion
          ------
     granted to it under this Agreement and the Joint Research Committee shall not be delegated or vested with any such rights, powers or discretion except as expressly provided in the Agreement. The Joint Research Committee shall not have the power to amend or modify this Agreement, which may only be amended or modified as provided in Section 12.11.

2.4 Research Plan: 3DP and Schering have agreed upon an outline for a two (2) year Research Plan (the "Outline Research Plan") for identifying, conceiving, synthesizing, structurally characterizing and/or otherwise discovering one or more Licensed Compounds that are commercially viable candidates for development as drugs in the Field. The Outline Research Plan is attached hereto as Part I of Schedule B. Within forty five (45) days of the Effective Date, the Joint Research Committee shall adopt a more detailed research plan which describes the research activities to be carried out in the first Research Year (the "First Year Research Plan", such plan to be consistent with the Outline Research Plan and to be attached hereto as Part II of Schedule B. Three months before the end of the first Research Year, 3DP and Schering will agree upon a detailed research plan which describes the research activities for the second Research Year (the "Second Year Research Plan"), such plan to be consistent with the Outline Research Plan and to be attached hereto as Part III of Schedule B. The Joint Research Committee will be responsible for overseeing implementation of the Research Plan. Amendments to the Research Plan shall be effective only if agreed in writing by both Parties in accordance with the provisions of this Agreement. The Research Plan also shall establish a Research Project Team that shall be responsible for implementing the Research Plan. The Parties will allocate for the performance of the Research Plan the resources, in terms of personnel, equipment, materials etc., necessary to perform the Research

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     Program, such resources to be at least equal to the amounts stipulated in the Research Plan.

2.5 Biological Criteria: The Parties have agreed upon provisional biological criteria attached hereto as part of the Outline Research Plan as the basis for the determination of Biological Criteria under this Agreement. The Parties shall, within forty-five (45) days of signature of this Agreement, finalize the Biological Criteria, for the Lead Candidate.

2.6  Selection of Lead Candidates, Back-Ups and Follow-Ups:

     (a) Either Party may propose a Licensed Compound for selection and evaluation as a Lead Candidate, Back-Up or Follow-up . If the Joint Research Committee decides that such Licensed Compound should be evaluated, the Parties will assess whether the Biological Criteria have been met. If a Licensed Compound is Accepted, Schering shall be free to proceed with the development of such Licensed Compound.

     (b) In the event that the Parties agree that the Biological Criteria have not been met, 3DP shall, at Schering's request and as part of the Research Program, carry out such optimization of the Lead Candidate, Back-Up or Follow-Up as Schering may reasonably request with a view to qualifying such Lead Candidate, Back-Up or Follow-Up to meet the Biological Criteria. If the Parties disagree as to whether the Biological Criteria have been met in any case, this dispute will be dealt with in the same way as Disputed Matters pursuant to Section 2.3(b) above. Both Parties will use all reasonable efforts in good faith to come to agreement on whether the Biological Criteria have been met.

2.7 Reversion of Rights to Compounds that are Not Accepted by Schering: When a Lead Candidate, Back-Up or Follow-Up is recommended by the Joint Research Committee for evaluation and both Parties agree that such Lead Candidate or Back-Up or Follow-Up meets all Biological Criteria, Schering may, at its absolute discretion, either: (i) Accept the Lead Candidate, Back-Up or

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     Follow-Up and pay the milestone payment due pursuant to Section 4.1.1; or
     (ii) decline to Accept such compound, in which case Schering agrees to negotiate in good faith with 3DP at that time to provide a release of rights to 3DP to pursue clinical development of such compound(s) in Separate Therapeutic Areas designated by 3DP and which Schering confirms are not of interest to Schering. The parties contemplate that the royalty and milestone terms of this Agreement would be applicable to such release of rights by Schering.

2.8 Reversion of Rights to Compounds Whose Development is Terminated by Schering. If Schering, having Accepted a Lead Candidate, Back-Up or Follow-Up decides, at any stage, to terminate pharmaceutical development of such Lead Candidate, Back-Up or Follow-Up, Schering agrees to negotiate in good faith with 3DP at such time to provide a release of rights to 3DP to pursue development of such Licensed Compound(s) in Separate Therapeutic Areas designated by 3DP and which Schering confirms are not of interest to Schering. The parties contemplate that the royalty and milestone terms of this Agreement would be applicable to such release of rights by Schering. Any product developed by 3DP pursuant to Sections 2.7 or 2.8 of this Agreement will be developed in such a way that it cannot be directly substituted for off label uses for any Licensed Product being developed or commercialized by Schering.

2.9  Designation of Separate Therapeutic Areas.  If:

     (i) 3DP has requested a release of rights pursuant to Sections 2.7 or 2.8 above to pursue development of a designated Licensed Compound in a designated Separate Therapeutic Area; and

     (ii) Schering has refused to release such rights on the basis that the designated Separate Therapeutic Area is of interest to Schering; and

     (iii) Schering is not, within two years of the request for release of rights by 3DP, either developing or commercializing a Licensed Compound or Licensed Product in such designated Separate Therapeutic Area or

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           developing or commercializing such designated Licensed Compound in another Separate Therapeutic Area;

     then 3DP may renew its request for a release of rights to such designated Licensed Compound in such designated Separate Therapeutic Area and Schering shall negotiate in good faith with 3DP at such time to provide a release of rights to 3DP to pursue development of such designated Licensed Compound in such designated Separate Therapeutic Area.

2.10 Rights to Non-uPA Inhibitors. To the extent that 3DP or an Affiliate Controls any Non-uPA Inhibitor Compounds, 3DP agrees to negotiate in good faith with Schering to grant an exclusive, worldwide, sublicensable license to Schering to pursue development and commercialization of such Non-uPA Inhibitor Compounds in one or more Separate Therapeutic Areas in the Field. The parties contemplate that the research funding, royalty and milestone terms of this Agreement would be applicable to any such license to Schering. In the event that Schering wishes to develop such Non-uPA Inhibitors together with a Third Party partner, Schering agrees to first negotiate in good faith with 3DP as a potential partner for the development of Non-uPA Inhibitor Compounds. In the event that 3DP is not able to grant to Schering a license to any Non-uPA Inhibitor Compound as provided above, then 3DP undertakes, during the term of this Agreement, not to develop or commercialize or permit the development or commercialization of such Non-uPA Inhibitor Compound for any Separate Therapeutic Area for which Schering develops or commercializes a Licensed Compound or Licensed Product.

2.11 Research Funding: 3DP will utilize the research funding provided by Schering pursuant to Section 2.2 above exclusively for the performance of the Research Program.

2.12 Research Exclusivity: During the Research Term, the Parties agree to cooperate exclusively with each other in carrying out research and development relating to uPA Inhibitors. Neither Party shall, during the Research Term, carry out any research in the Field relating to the discovery of uPA Inhibitors except pursuant to this Agreement unless the Parties mutually agree otherwise in writing. Neither Party shall enter into any agreement with a Third Party which would prevent it from performing its obligations under this Agreement.


                                   ARTICLE 3

                                LICENSE RIGHTS

3.1  Grant to Schering:

     (a) 3DP hereby grants to Schering an exclusive, worldwide, sublicensable license under the 3DP Technology to research, develop, make, have made, use, sell and import for sale Licensed Compounds and Licensed Products in the Field. A list of the 3DP Patents identified as of the Effective Date is attached hereto as Schedule A. Such list shall be modified from time to time to reflect any changes to the 3DP Patents acquired by or coming under the Control of 3DP or its Affiliates during the term of this Agreement or within a period of six (6) months thereafter.

     (b) 3DP also hereby grants to Schering a nonexclusive, worldwide, sublicensable license under Non-uPA Inhibitor Patents to carry out research and development in respect of uPA Inhibitor Compounds during the Research Program and to use any results of such research and development for the development, manufacture or commercialization of Licensed Compounds and Licensed Products.

     (c) 3DP also hereby grants to Schering a nonexclusive, worldwide, sublicensable license under Improvements that are Controlled by 3DP during the term of this Agreement to research, develop, make, have made, use, sell and import for sale Licensed Products in the Field.

     (d) 3DP agrees not to develop or commercialize outside of the Field any Licensed Compound or Licensed Product that is being developed or marketed by Schering without the prior written approval of Schering, such approval not to be unreasonably withheld by Schering.

3.2 License Following Expiration: Following the Royalty Expiration Date specified in Section 5.1(b) below, and provided that this Agreement has not been terminated by Schering under Section 10.2(a) or by 3DP under Section 10.2(b) or 10.2(c), Schering shall, in each country of the world, have an exclusive (even as to 3DP), paid-up, sub-licensable license under 3DP Know-How to research, develop, make, have made, use, sell and import for sale Licensed Compounds and Licensed Products.

3.3 Transfer of Information: 3DP shall promptly identify and make available to the Joint Research Committee, and to Schering upon request, all information in 3DP's possession or coming into its possession during the course of this Agreement relating to Licensed Compounds, Licensed Products and methods of manufacturing the same, which appears to be reasonably necessary or useful for exercise by Schering of the rights granted hereunder. Such information shall include copies of all Patents, copyrights, copyright registrations and applications therefor and all other manifestations of the intellectual property embodied in the Licensed Compounds and Licensed Products, whether in human or machine readable form.

                                   ARTICLE 4

                         MILESTONE PAYMENTS; DILIGENCE

4.1 Schering will make the following milestone payments to 3DP within 30 (thirty) days of achievement of any of the following milestones with respect to a Licensed Compound or Licensed Product.

1. Upon Acceptance of a Lead Candidate as an            [**]
   Accepted Lead Candidate

2. Upon acceptance by the FDA of an IND in the          [**]
   US or equivalent regulatory approval in another
   Major Market Country, whichever occurs first, with respect to an Accepted Lead Candidate

3. Upon the [**] dosing of a Licensed Product in        [**]
   humans under the first Pivotal Clinical Trial conducted in the US or another a Major Market
   Country, whichever occurs first.

4. Upon Regulatory Approval of an Accepted Lead         [**]
   Candidate in the US or another Major Market
   Country, whichever occurs first.

5. On [**] Commercial Sale of a Licensed Product        [**]
   in the US or in another Major Market Country,        Note: In the event that
   whichever occurs first.                              ----
                                                        the actual [**]
                                                        Commercial Sale is made
                                                        in some country other
                                                        than those identified,
                                                        the milestone


______________________
** Certain portions of this Exhibit have been omitted based upon a request for confidential treatment that has been filed with the Commission. The omitted portions have been filed separately with the Commission.

                                                        for such [**] Commercial
                                                        Sale shall be [**], and
                                                        then [**] shall be paid
                                                        upon the [**] Commercial
                                                        Sale in any of the
                                                        identified countries.

6. On first achieving, in a Sales Year, Net Sales of a Licensed Product of at least [**]

     (i) Subject to sub-sections (ii), (iii) and (v) below, each of the above milestone payments will be payable [**] in respect of each [**] of the number of Licensed Products developed or commercialized within such [**] of the number of indications for which such Licensed Products are developed or commercialized within such [**] of the number of countries in which each milestone is achieved.

     (ii) in the case of an Accepted Follow-Up, the [**] milestone payments described above will be payable if the applicable milestones are reached, notwithstanding the fact that these milestone payments have already been paid in respect of a Lead Candidate in the same Separate Therapeutic Area. For the avoidance of doubt, if an Accepted Follow-Up is subsequently developed for a second Separate Therapeutic Area for which a Lead Candidate has not yet been Accepted, such Accepted Follow-Up will be treated as an Accepted Lead Candidate in such second Separate Therapeutic Area and will be eligible, in such second Separate Therapeutic Area, for payment of all applicable milestone payments except for those milestone payments which have already been paid in


______________________
** Certain portions of this Exhibit have been omitted based upon a request for confidential treatment that has been filed with the Commission. The omitted portions have been filed separately with the Commission.

           respect of its development as an Accepted Follow-Up to an Accepted Lead Candidate in the first Separate Therapeutic Area.

     (iii) In the case of an Accepted Back-Up, the milestone payment described at Section 4.1.1 above will be payable, notwithstanding the fact that this has already been paid in respect of a Lead Candidate in the same Separate Therapeutic Area.

     (iv) If an Accepted Lead Candidate in a Separate Therapeutic Area fails, for any reason, to reach any of the milestones described above, then the first Accepted Back-Up or Follow-Up to this Accepted Lead Candidate to be developed and/or commercialized in the same Separate Therapeutic Area will be eligible for the milestone payments which have not yet been made for an Accepted Lead Candidate in such Separate Therapeutic Area. So, for example, if Schering pays the first three milestone payments only in respect of the first Accepted Lead Candidate to be developed in a Separate Therapeutic Area and then stops development of the Accepted Lead Candidate and proceeds to develop an Accepted Back-Up or Accepted Follow-Up instead, only the first, fourth, fifth and sixth milestone payments (if applicable) would be payable in respect of that Accepted Back-Up or Accepted Follow-Up.

     (v) In addition, if Schering Accepts a Lead Candidate within three months of the Effective Date, a milestone payment of [**] will be payable by Schering to 3DP instead of the [**] indicated above as the first milestone payment, to reward the additional research progress achieved by 3DP during the negotiations between the Parties that resulted in the signing of this Agreement.

4.2 Diligence: If a Lead Candidate or Follow-Up is Accepted by Schering, Schering shall use reasonable commercial efforts to develop and commercialize a


______________________
** Certain portions of this Exhibit have been omitted based upon a request for confidential treatment that has been filed with the Commission. The omitted portions have been filed separately with the Commission.

     Licensed Product containing such Lead Candidate or Follow-Up, such efforts to be comparable to the efforts expended by Schering on its proprietary compounds of equivalent potential. Schering may discharge its obligations pursuant to this Section 4.2 through a sub-licensee or Affiliate.


                                   ARTICLE 5

                                   ROYALTIES

5.1  Royalties

     (a)  General: In further consideration of the rights and licenses granted
          -------
          to Schering under Article III of this Agreement, Schering agrees, subject to Sections 5.1(b) and 5.4, to pay to 3DP the following royalties on Net Sales of Licensed Products:


          (i) On Net Sales of a Licensed Product in a Separate Therapeutic Area in a Sales Year where Annual Worldwide Net Sales are less than [**]

          (ii) On Net Sales of a Licensed Product in a Separate Therapeutic Area in a Sales Year (or First Sales Year if applicable) where Annual Worldwide Net Sales are equal to or exceed [**].

     (b) Royalty Term: Except where expressly provided otherwise in this Agreement, all royalties to 3DP shall be paid, on a country-by-country basis, from the date of the First Commercial Sale of a Licensed Product in

_____________________
** Certain portions of this Exhibit have been omitted based upon a request for confidential treatment that has been filed with the Commission. The omitted portions have been filed separately with the Commission.

          a particular country until the later (the "Royalty Expiration Date") of (i) ten (10) years from the First Commercial Sale in such country and (ii) the last to expire of any 3DP Patent which includes a Valid Claim in such country; provided, however, that if a Licensed Product is sold in any country in which 3DP does not have a Valid Claim which would prevent the sale of a generic form of such Licensed Product, the royalty obligations set forth in Section 5.1(a) with respect to Net Sales attributable to the sale of the Licensed Product in such country shall be reduced by [**] of the royalty that would otherwise be payable with respect to Net Sales attributable to the sale of the Licensed Product in such country.


5.2 Royalty Reports And Payments: Schering shall make royalty payments to 3DP quarterly within sixty (60) days after the end of each calendar quarter in which Net Sales occurred. A report summarizing the Net Sales of Licensed Products in each Separate Therapeutic Area on a country-by-country basis ("Quarterly Report") shall be delivered to 3DP within sixty (60) days following the end of each calendar quarter for which royalties are due. A separate report summarizing the Annual Worldwide Net Sales of each Licensed Product in each Separate Therapeutic Area (the "Annual Report") shall be delivered to 3DP within sixty (60) days of the end of the First Sales Year and each subsequent Sales Year.

5.3 Adjustment Of Royalty Rates: The royalty rate applicable to Net Sales of a Licensed Product in a Separate Therapeutic Area in the First Sales Year shall be deemed to be [**.] If Annual Worldwide Net Sales for such First Sales Year are equal to or exceed [**] Schering shall, within sixty (60) days of the end of the First Sales Year, pay to 3DP in respect of such Net Sales an amount equal to the difference between the royalty amount paid by Schering for such Net Sales and the amount which would have been payable if the applicable royalty rate had been [**.] The royalty rate applicable to Net Sales of a Licensed Product in a

_____________________
** Certain portions of this Exhibit have been omitted based upon a request for confidential treatment that has been filed with the Commission. The omitted portions have been filed separately with the Commission.

     Separate Therapeutic Area in the second and all subsequent Sales Years shall be deemed to be the rate actually applicable after adjustment for the preceding Sales Year. Within sixty (60) days of the end of each Sales Year, Schering shall pay to 3DP or 3DP shall pay to Schering, as the case may be, the difference (if any) between the royalty amount paid in respect of such Annual Worldwide Net Sales in the preceding Sales Year and the amount which would have been payable if the royalty rate actually applicable after adjustment had been paid in respect of such Annual Worldwide Net Sales for such preceding Sales Year.

     For example, if Annual Worldwide Net Sales of a specific Licensed Product in a Separate Therapeutic Area in Sales Year 2 were [**,] the deemed royalty rate for Annual Worldwide Net Sales for that Licensed Product in Sales Year 3 will be [**.] If, in fact, Annual Worldwide Net Sales in Year 3 were [**,] Schering shall, within sixty days of the end of Sales Year 3, pay to 3DP an extra [**] royalty on Annual Worldwide Net Sales of such Licensed Product in Sales Year 3, and the deemed royalty rate for Annual Worldwide Net Sales of such Licensed Product in Sales Year 4 will be [**.]

5.4 Third Party Royalty Obligations: If, as a result of a judgment in favor of or settlement with a Third Party pursuant to Section 7.6, Schering is required to pay monies to a Third Party in order to develop, manufacture or sell a Licensed Product in any country, [**] of any such monies may be set off against the royalties otherwise due to 3DP hereunder. Notwithstanding the foregoing, the permitted set-off may not decrease the royalty otherwise owed by Schering to 3DP by more than [**].

5.5 Payments; Interest: Any payments due under this Agreement shall be due on such date as specified in this Agreement and, in the event such date is a day on which commercial banks are not authorized to conduct business in either Pennsylvania, US or Berlin, Federal Republic of Germany, then the next


_____________________
** Certain portions of this Exhibit have been omitted based upon a request for confidential treatment that has been filed with the Commission. The omitted portions have been filed separately with the Commission.

     succeeding business day, and shall be made by wire transfer to a designated bank account of 3DP.

     Any failure by Schering to make a payment within five days after the date when due shall obligate Schering to pay interest to 3DP at a rate per annum equal to the Prime Rate as publicly announced by Bank America on Reuters Screen "USPRIME1" on the due date or the next business day computed on the basis of a 356/360 year, the interest period commencing on the due date and ending on the payment day, such interest to be due and payable upon tender of the payment.

5.6 Taxes: 3DP shall pay any and all taxes levied on account of research payments, milestone payments or royalties it receives under this Agreement. If laws or regulations require that taxes be withheld, Schering will (i) deduct those taxes from the remittable royalty, (ii) timely pay the taxes to the proper taxing authority, and (iii) send proof of payment to 3DP within thirty (30) days of receipt of confirmation of payment from the relevant taxing authority.

5.7 Payments To Or Reports By Affiliates: Any payment required under any provision of this Agreement to be made to either Party or any report required to be made by either Party shall be made to or by an Affiliate of that Party if designated by that Party as the appropriate recipient or reporting entity without relieving such Party from responsibility for such payment or report.

5.8 Payment Currency: Payments by Schering under this Agreement shall be made in US dollars. The calculation of royalty payments is based on Euro and converted into US dollars. Except for Net Sales in the United States, where payments are based on Net Sales in countries other than the member states of the European Currency Union, the amount of such Net Sales expressed in the currency of each country shall be converted into Euros at the exchange rate of the last date of the applicable calendar quarter. The applicable exchange rate will be the Euro foreign exchange reference spot rate published on the last business day of the applicable calendar quarter by the European Central Bank, Frankfurt/Main. If no Euro foreign exchange reference spot rate is determined for the relevant currency, the Parties shall agree upon another reference rate. Finally, the payable Euro amount shall be converted into US dollars by the Euro foreign exchange reference spot rate published by the European Central Bank, Frankfurt/Main, at the last business day of the applicable calendar quarter. These Euro foreign exchange reference spot rates are currently published by Reuters on screen "ECB37".


                                   ARTICLE 6

                                CONFIDENTIALITY

6.1 Confidentiality; Exceptions: Except to the extent expressly authorized by this Agreement or otherwise agreed in writing, the Parties agree that the receiving Party and its employees (who shall be bound in writing to observe the confidentiality provisions of this Agreement) shall keep confidential and shall not publish or otherwise disclose or use for any purpose other than as provided for in this Agreement any Know-How and other information and materials furnished to it by the other Party pursuant to this Agreement or any information or Know-How developed during the course of the collaboration hereunder, or any provisions of this Agreement that are the subject of an effective order of the U.S Securities and Exchange Commission granting confidential treatment pursuant to the Securities Act of 1934, as amended (collectively, "Confidential Information"), except to the extent that it can be established by the receiving Party that such Confidential
     Information:

     (i) was already known to the receiving Party, other than under an obligation of confidentiality, at the time of disclosure by the other Party;

     (ii) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;

     (iii) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement;

     (iv) was disclosed to the receiving Party, other than under an obligation of confidentiality, by a Third Party who had no obligation to the disclosing Party not to disclose such information to others.

6.2 Authorized Disclosure: Each Party may disclose Confidential Information hereunder to the extent such disclosure is reasonably necessary in filing or prosecuting patent applications, prosecuting or defending litigation, complying with applicable governmental regulations, or conducting research under this Agreement provided that, if a Party is required by law or regulation to make any such disclosures of the other Party's Confidential Information it will, except where impracticable for necessary disclosures, for example in the event of medical emergency, give reasonable advance notice to the other Party of such disclosure requirement and, except to the extent inappropriate in the case of patent applications, will use its reasonable efforts to secure confidential treatment of such Confidential Information required to be disclosed. In addition, and with prior written notice to the other Party of each Third Party with whom a confidential disclosure agreement is being entered into, each Party shall be entitled to disclose, under a binder of confidentiality, Confidential Information to any Third Party for the purpose of carrying out the purposes of this Agreement and, in the case of 3DP, in connection with the seeking of equity financing. Where materiality of disclosure requires a press release or other disclosure pertaining to this Agreement by one Party, the disclosing Party shall give the other Party a copy of the proposed disclosure and afford that Party at least two (2) business days. In addition, Schering may use and disclose Confidential Information for all purposes related to the exercise of Schering's rights under this Agreement provided that Schering takes the same care in respect of such

     Confidential Information as it does in respect of its own confidential information. Not withstanding the foregoing, each Party acknowledges that the other may be obligated to disclose terms of this Agreement and make public a copy of this Agreement in the event it becomes a public company as required by applicable U.S. law; provided however, that the terms and copy of this Agreement shall be redacted such that the extent of any such disclosure shall be limited to that which in the reasonable opinion of the disclosing Party's legal counsel is legally required. Each Party will provide a copy of such disclosure to the other.

6.3 Survival: This Article 6 shall survive the termination or expiration of this Agreement for a period of five (5) years.

6.4 Termination Of Prior Agreement: This Agreement supersedes the Confidentiality Agreement between 3DP and Schering dated as of June 25, 1999. All information exchanged between the Parties under the said Confidentiality Agreement shall be deemed to be Confidential Information and shall be subject to the terms of this Article 6, and shall be included within the definition of Confidential Information.

6.5 Publications: In consultation with 3DP, Schering shall determine the overall strategy for publication in support of the Product in the Territory.

6.6 Publicity Review: Subject to the other provisions of this Article 6, no Party shall originate any written publicity, news release, or other announcement or statement relating to this Agreement or to performance hereunder or the existence of an arrangement between the Parties (collectively "Written Disclosure") without the prior prompt review and written approval of the other Party, which approval shall not be unreasonably withheld or delayed. Notwithstanding the foregoing provisions of this Section 6.6, any Party may make any public Written Disclosure it believes in good faith based upon the advice of counsel is required by applicable law or any listing or trading agreement concerning its publicly traded securities, provided that prior to making such Written Disclosure, the disclosing Party shall provide the other Party with a copy of the materials proposed to be disclosed and provide the receiving Party with at least two
     (2) business days to review the proposed Written Disclosure. Each Party agrees to issue press releases as soon as it reasonably can, on or after the Effective Date, subject to expedited review and approval by the other Party, such approval not to be unreasonably withheld.


                                   ARTICLE 7

             OWNERSHIP OF INTELLECTUAL PROPERTY AND PATENT RIGHTS


7.1 Ownership: Each Party shall solely own, and it alone shall have the right to apply for, Patents for any inventions made solely by that Party's employees or consultants in the course of performing work under this Agreement. Inventions made jointly by employees or consultants of 3DP and Schering shall be jointly owned by Schering and 3DP. All such inventions and Joint Patents are subject to the license granted by 3DP to Schering pursuant to Article 3 of this Agreement.

7.2 Disclosure Of Joint Inventions: Any patent application disclosing inventions made jointly by the Parties shall be provided by one Party to the other reasonably in advance of the intended date for submission of such application to a governmental patent authority.

7.3  Patent Filings

     (a) Each Party, at its sole discretion, cost and responsibility, shall prepare, file, prosecute and maintain Patents to cover discoveries and inventions made solely by its own employees or consultants relating to Licensed Compounds or Licensed Products and use commercially reasonable efforts to file initially all such applications in the appropriate forum under the circumstances wherein such a Party determines it is commercially reasonable to do so. If 3DP decides not to file or, having filed, to abandon a Patent in a particular country it shall notify Schering and, at Schering's request, assign all rights in respect to such Patent to Schering. Schering shall file, prosecute and maintain Patents to cover inventions relating to the discovery, evaluation, manufacture, use or sale of the Licensed Compounds or Licensed Products that are made jointly by personnel of 3DP and Schering in the course of the Agreement (herein referred to as "Joint Patents"). The determination of the countries in which to file Joint Patents shall be made by Schering. In consultation with 3DP, and taking reasonably into account any rights retained by 3DP under such Joint Patents, Schering shall have the right to direct and control all material actions relating to the prosecution or maintenance of Joint Patents in the Territory, including interference proceedings, reexaminations, reissue opposition and revocation proceedings.

     (b) The Parties agree to use commercially reasonable efforts to ensure that any Patent filed outside the United States prior to a filing in the United States will be in a form sufficient to establish the date of original filing as a priority date for the purposes of a subsequent filing in the United States. Schering shall bear all costs related to the filing of Joint Patents. The Parties agree to use commercially reasonable efforts to ensure that any Patent filed in the United States prior to filings outside of the United States will be in a form sufficient to establish the date of original filing as a priority date for the purpose of a subsequent filing in any contracting state of the Paris Convention.


7.4 Third Party Patents: Each Party agrees to bring to the attention of the other Party any Third Party Patent it discovers or has discovered and which relates to the subject matter of this Agreement.

7.5  Enforcement Rights:

     (a)  Notification of Infringement:  If either Party learns of any
          ----------------------------
     infringement or threatened infringement by a Third Party of 3DP Patents, Schering Patents or

     Joint Patents in the Field, such Party shall promptly notify the other Party and shall provide such other Party with all available evidence of such infringement.

     (b)  Enforcement in the Territory:  Schering shall have the right but not
          ----------------------------
     the obligation to institute, prosecute and control at its own expense any action or proceeding with respect to infringement of any 3DP Patents or Joint Patents covering the research, manufacture, use, importation, sale or offer for sale of Licensed Compounds or Licensed Products in the Field, by counsel of its own choice. 3DP shall have the right, at its own expense, to be represented in any action by counsel of its own choice. If Schering fails to bring such an action or proceeding or otherwise take appropriate action to abate such infringement within a period of one hundred eighty
     (180) days of notice by 3DP to Schering requesting action, 3DP will have the right but not the obligation to bring and control any such action or proceeding relating to 3DP Patents by counsel of its own choice and Schering will have the right to be represented in any such action by counsel of its own choice and at its own expense. If one Party brings any such action or proceeding, the other Party agrees to be joined as a party plaintiff if necessary to prosecute the action or proceeding and to give the first Party commercially reasonable assistance and authority to file and prosecute the suit. Any damages or other monetary awards recovered pursuant to this Section 7.5(b) shall be allocated first to the reasonable costs and expenses of the Party bringing suit, then to the reasonable costs and expenses, if any, of the other Party. In the event that Schering brings such action, any amounts remaining shall be distributed as follows: compensatory damages shall be treated as Net Sales in the country and calendar quarter received and punitive and exemplary damages shall be paid equally to Schering and 3DP. In the event that 3DP brings such action, any damages or other monetary awards recovered shall be divided equally between the Parties.

     (c)  Settlement with a Third Party: The Party that controls the prosecution
          -----------------------------
     of a given action shall also have the right to control settlement of such action, provided however, that if one Party controls, no settlement shall be entered into without the written consent of the other Party (which consent shall not be unreasonably withheld) if such settlement would materially and adversely affect the interests of the other Party.


7.6 Defense And Settlement Of Third Party Claims: If a Third Party asserts that a patent owned by it is infringed by any Licensed Compound or any Licensed Product or by the exercise by Schering of any of the rights licensed under
     Article 3 above, Schering will have the right but not the obligation to defend against any such assertions at its cost and expense but no settlement may be entered into without the written consent of 3DP, which shall not be unreasonably withheld. The costs of any such settlement (including, without limitation, damages, expense reimbursements, compliance, future royalties or other amounts) and of any amount awarded against Schering shall be paid by Schering who may offset [**] of such payments against the royalty payments that it owes to 3DP under this Agreement according to the provisions of Section 5.4.


7.7 Patent Expenses: All worldwide Patent Expenses with respect to 3DP Patents shall be borne by 3DP and all worldwide Patent Expenses with respect to Joint Patents shall be borne by Schering, subject in both cases to the terms of this Agreement.

7.8 Trademarks: Schering shall be responsible for the selection, registration and maintenance of all trademarks which it employs in connection with the Licensed Products and shall own and control such trademarks and pay any costs in connection therewith. 3DP recognizes the exclusive ownership by Schering of the proprietary Schering name, logotype or trademark furnished by Schering (including Schering's Affiliates) for use in connection with the Licensed Product. 3DP shall not, either while this Agreement is in effect or at any time thereafter, register, use or attempt to obtain any right in or to any such name, logotype or


_____________________
** Certain portions of this Exhibit have been omitted based upon a request for confidential treatment that has been filed with the Commission. The omitted portions have been filed separately with the Commission.

       trademark or in and to any name, logotype or trademark confusingly similar thereto. Only Schering will be authorized to initiate, at its own discretion and at its own cost, legal proceedings against any infringement or threatened infringement of the trademarks applicable to the Licensed Product.

7.9 Use Of Names: Neither Party shall use the name of the other Party in relation to this transaction in any public announcement, press release or other public document without the written consent of such other Party, which consent shall not be unreasonably withheld or delayed, provided however, that either Party may use the name of the other Party in any document filed with any regulatory agency or authority, including the FDA and the Securities and Exchange Commission, in which case Schering shall be referred to as "Schering AG, Germany". The Parties agree not to use the name of the other Party in relation to this transaction in any press release, public announcement or other public document without the approval of such other Party, which approval shall not be unreasonably withheld or delayed.

7.10 No Trademark Rights: Except as otherwise provided herein, no right, express or implied, is granted by the Agreement to use in any manner the name "Schering" or "3DP" or any other trade name or trademark of the other Party or its Affiliates in connection with the performance of the Agreement.


                                   ARTICLE 8

                        REPRESENTATIONS AND WARRANTIES

8.1    Representations And Warranties

       (a) Each of the Parties hereby represents and warrants to the other Party as follows:

           (i) This Agreement is a legal and valid obligation binding upon such Party and enforceable in accordance with its terms. The execution, delivery and performance of this Agreement by such Party does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it is bound, nor to such Party's knowledge, violate any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it; and

           (ii) 3DP has not granted and during the term of the Agreement will not grant any right to any Third Party relating to the 3DP Patents, 3DP Know-How and Joint Patents which would conflict with the rights granted to Schering hereunder.

     (b)   3DP hereby represents and warrants to Schering that 3DP:

           (i) Has provided, shown or offered to Schering all material information in its possession or control or of which it is aware as of the Effective Date, concerning efficacy, side effects, injury, toxicity or sensitivity, reaction and incidents of severity thereof, associated with any clinical use, studies, investigations or tests with the Licensed Compounds.

           (ii) Has conducted or has caused its contractors or consultants to conduct research, and will in the future conduct, the Research Program in accordance with applicable United States law, and the scientific standards applicable to the conduct of research in the US.

          (iii) Has employed and will in the future employ individuals of appropriate education, knowledge, and experience to conduct or oversee the conduct of the Research Program.

          (iv) As of the Effective Date, except as it may have previously disclosed to Schering in writing: (i) 3DP has not received any notices of infringement or any written communications from Third Parties relating in any way to a possible infringement with respect to any potential or actual Licensed Compounds; and
                 (ii) 3DP is not aware that the manufacture, use or sale of Base Compounds or the conduct of the Research Program in accordance with the attached outline of the Research Plan would infringe any valid claims of any Third Party patent rights.

          (v) As of the Effective Date, it is not aware of any prior act or any fact which causes it to conclude that any 3DP Patent is invalid or unenforceable.

          (vi) As of the Effective Date, 3DP is not party to any Third Party agreement under which a Third Party acquires rights of any kind to the Base Compounds, or to any identified uPA Inhibitors owned by 3DP at the Effective Date. The 3DP Technology which is subject to the license granted pursuant to Section 3.1 is the sole property of 3DP and is not subject to any license obtained by 3DP from a Third Party. There are no royalties, milestones or other financial obligations payable to any Third Party by 3DP in connection with the ownership, use or licensing of the 3DP Technology.

          (vii) 3DP owns all rights to the 3DP Technology free and clear of any liens, encumbrances or rights to repurchase.

          (viii) During the term hereof, 3DP will not grant a lien on this Agreement or on any of 3DP's rights or obligations hereunder or on the 3DP Technology.

          (ix) The rights licensed to Schering under this Agreement are not subject to any existing licenses from Third Parties in which 3DP is the licensee.

          (x) During the Research Term, neither 3DP nor its Affiliates shall enter into any agreements which have the effect of knowingly removing from the Control of 3DP or its Affiliates any uPA Inhibitor which, before the date of such third party agreement, was Controlled by 3DP or an Affiliate.


8.2 Indemnification for Breaches of Representations and Warranties: Without prejudice to any other right or remedy available to either Party arising out of the breach by the other of any of the representations and warranties set out at Section 8.1 above, each Party hereby agrees to indemnify, defend and hold the other Party and its shareholders, directors, officers, agents and employees harmless from and against any and all losses resulting directly or indirectly from the breach of any representation or warranty made by such Party hereunder. In the event that a Party is seeking indemnification under this Section 8.2, it shall inform the other Party of a claim as soon as reasonably practicable after it receives notice of the claim, shall permit the indemnifying Party to assume direction and control of the defense of the claim (including the right to settle the claim solely for monetary consideration), and shall cooperate as requested (at the expense of the indemnifying Party) in defense of the claim.

8.3 Performance by Affiliates: The Parties recognize that each Party may perform some or all of its obligations under this Agreement through Affiliates, provided however, that each Party shall remain responsible for and be a guarantor of the performance by its Affiliates and shall cause its Affiliates to comply with the provisions of this Agreement in connection with such performance.


                                   ARTICLE 9


                           ROYALTY REPORTS AND AUDITS

9.1 Royalty Records: Schering will maintain complete and accurate records which are relevant to the calculation of Net Sales and royalties on a country-by-country basis and Annual Worldwide Net Sales under this Agreement and such records shall be open during reasonable business hours for a period of three (3) years from creation of individual records for examination at 3DP's expense and not more often than once each year by a firm of certified public accountants selected by 3DP and reasonably acceptable to Schering, for the sole purpose of verifying for 3DP the correctness of calculations and classifications of such Net Sales or royalty calculations or Annual Worldwide Net Sales made under this Agreement. 3DP shall bear its own costs related to such audit; provided that, for any underpayments greater than five (5) percent by Schering, Schering shall pay 3DP the amount of underpayment, interest as provided for in Section 5.4 from the time the amount was due and 3DP's out-of-pocket expenses. For any underpayments less than five (5) percent by Schering found under this Section, Schering shall pay 3DP the amount of underpayment. Any overpayments by Schering will be credited to future royalties. Any records or accounting information received from the Schering shall be Confidential Information for purposes of Article 6. Results of any such audit shall be provided to both Parties, subject to Article 6.

9.2 If there is a dispute between the Parties following any audit performed pursuant to Section 9.1, either Party may refer the issue (an "Audit Disagreement") to an independent certified public accountant for resolution. In the event an Audit Disagreement is submitted for resolution by either Party, the Parties shall comply with the following procedures:

     (i) The Party submitting the Audit Disagreement for resolution shall provide written notice to the other that it is invoking the procedures of this Section 9.2.

     (ii) Within thirty (30) business days of the giving of such notice, the Parties shall jointly select a recognized international accounting firm to act as an independent expert to resolve such Audit Disagreement;
     (iii) The Audit Disagreement submitted for resolution shall be described by the Parties to the independent expert, which description may be in written or oral form, within ten (10) days of the selection of such independent expert.
     (iv) The independent expert shall render a decision on the matter as soon as practicable.
     (v) The decision of the independent expert shall be final and binding unless such Audit Disagreement involves alleged fraud, breach of this Agreement or construction or interpretation of any of the terms and conditions hereof;
     (vi) All fees and expenses of the independent expert, including any Third Party support staff or other costs incurred with respect to carrying out the procedures specified at the direction of the independent expert in connection with such Audit Disagreement, shall be borne by each Party in inverse proportion to the disputed amounts awarded to the Party by the independent expert through such decision (e.g. Party A disputes $100, the independent expert awards Party A $60, then Party A pays forty percent (40%) and Party B pays sixty percent (60%) of the independent expert's costs.)


                                  ARTICLE 10

                             TERM AND TERMINATION

10.1 Term: This Agreement shall commence as of the Effective Date and, unless sooner terminated as provided herein shall continue in effect until such time as no royalties are payable under Article 5 hereunder to 3DP, provided that the license to 3DP Know-How granted pursuant to Section 3.2 shall survive such termination.

10.2 Termination

     (a)  Termination at Will:  Schering will have the right to terminate this
          --------------------
          Agreement for the world or on a country-by-country basis at any time after the expiry of the Research Term and be fully released of all obligations hereunder (except as expressly provided for herein) by ninety (90) days' notice given at any time, and 3DP shall thereafter retain full rights to use any data and information generated, up to the date of termination, by 3DP, Schering, or jointly pertaining to the Licensed Compound and the Licensed Product.

     (b)  Termination for Material Breach: Failure by Schering or 3DP to comply
          --------------------------------
          with any of the respective material obligations and conditions contained in this Agreement shall entitle the other Party to give the Party in default notice requiring it to cure such default. If such default is not cured within ninety (90) days after receipt of such notice, the notifying Party shall be entitled (without prejudice to any of its other rights conferred by this Agreement) to terminate this Agreement or, in the event of an uncured material breach by 3DP exercise the rights of Schering set forth in Section 10.2(e) by giving a notice to take effect immediately. The right of either Party to terminate this Agreement as hereinabove provided shall not be affected in any way by its waiver of, or failure to take action with respect to, any previous default.

     (c)  Termination for Insolvency: In the event that one of the Parties
          ---------------------------
          hereto shall go into liquidation, a receiver or a trustee be appointed for the property or estate of that Party and said receiver or trustee is not removed within sixty (60) days, or the Party makes an assignment for the benefit of creditors (collectively, a "Bankruptcy Event"), and whether any of the aforesaid Bankruptcy Events be the outcome of the voluntary act of that Party or otherwise, the other Party shall be entitled to terminate this

          Agreement (or in the event 3DP suffers such a Bankruptcy Event, Schering may exercise its rights described in Section 10.2(e)) forthwith by giving a written notice to 3DP).

     (d)  Effect of Termination:  In the event that this Agreement is terminated
          ---------------------
          by Schering in one or more countries or in its entirety in accordance with Section 10.2(a), or this Agreement is terminated by 3DP pursuant to Sections 10.2(b) or (c) either in one country or in its entirety, Schering will, with respect to each country to which the termination applies:

          (i) deliver to 3DP the 3DP Know-How and assign to 3DP any rights in the 3DP Technology, if any, in either case relating solely to the country that is the subject of the termination;

          (vii) not use the 3DP Know-How as long as it has to be kept confidential pursuant to Article 6 hereof in such country;

          (viii)  not infringe any of the 3DP Patents in such country; and

          (ix) provide 3DP with the right to utilize and commercialize the 3DP Technology notwithstanding the existence of any Patents that are Controlled by Schering or its Affiliates that cover such 3DP Technology.

     (e)  Effect of Termination by Schering Pursuant to Sections 10.2(b) and
          ------------------------------------------------------------------
          (c): In the event of a Bankruptcy Event or a material default
          ---
          described in Sections 10.2(b) and (c) by 3DP, which default is not cured as provided therein, Schering may elect, in lieu of terminating this Agreement (and without prejudice to any claim for damages arising out of such material default) to declare the license granted pursuant to this Agreement to be irrevocable. From the date of receipt of notice of such election, 3DP shall have no further rights or obligations (except for those arising under Article 6) under this Agreement except that 3DP's right to receive financial payments by Schering pursuant to the terms of this Agreement will remain in full force and effect.

     (f)  General: Except where expressly provided for otherwise in this
          -------
          Agreement, termination of this Agreement shall not relieve the Parties hereto of any liability, including any obligation to make payments hereunder, which accrued hereunder prior to the effective date of such termination nor preclude any Party from pursuing all rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement nor prejudice any Party's right to obtain performance of any obligation.

     (g)  Surviving Rights: The rights and obligations set forth in this
          ----------------
          Agreement shall extend beyond the term or termination of the Agreement only to the extent expressly provided for herein, or the extent that the survival of such rights or obligations are necessary to permit their complete fulfillment or discharge.


                                  ARTICLE 11

                                INDEMNIFICATION

11.1 Indemnification: With respect to Licensed Products (determined on a country by country basis):

     (a) Except as specified below, Schering hereby agrees to save, defend and hold 3DP and its directors, officers, agents and employees harmless from and against any and all suits, claims, actions, demands, liabilities, expenses and/or losses, including reasonable legal expenses and attorneys' fees (collectively "Losses") resulting from the development or commercial sale of the Licensed Products except to the extent such Losses result from the negligence or willful misconduct of 3DP or a breach by 3DP of any of its material obligations under this Agreement or of any representation or warranty under Article 8, in which case 3DP hereby agrees to save, defend and hold Schering and its directors, officers, agents and employees harmless from any and all such Losses.

     (b) Each indemnified Party agrees to give the indemnifying Party prompt written notice of any Loss or discovery of fact upon which such indemnified Party intends to base a request for indemnification under
         Section 11.1(a). Each Party shall furnish promptly to the other copies of all papers and official documents received in respect of any Loss. With respect to any Loss relating solely to the payment of money damages and which will not result in the indemnified Party becoming subject to injunctive or other relief or otherwise adversely affecting the business of the indemnified Party in any manner, and as to which the indemnifying Party shall have acknowledged in writing the obligation to indemnify the indemnified Party hereunder, the indemnifying Party shall have the sole right to defend, settle or otherwise dispose of such Loss, on such terms as the indemnifying Party, in its sole discretion, shall deem appropriate. The indemnifying Party shall obtain the written consent of the indemnified Party which shall not be unreasonably withheld or delayed, prior to ceasing to defend, settling or otherwise disposing of any Loss if as a result thereof the indemnified Party would become subject to injunctive or other equitable relief, or any remedy other than the payment of money which is the responsibility of the indemnifying Party. The indemnifying Party shall not be liable for any settlement or other disposition of a Loss by the indemnified Party which is reached without the written consent of the indemnifying Party. The reasonable costs and expenses, including reasonable fees and disbursements of counsel incurred by any indemnified Party in connection with any Loss, shall be reimbursed on a quarterly basis by the indemnifying Party, without prejudice to the indemnifying Party's right to contest the indemnified Party's right to indemnification and subject to refund in the event the indemnifying Party is ultimately held not to be obligated to indemnify the indemnified Party.

                                  ARTICLE 12

                                 MISCELLANEOUS

12.1 ASSIGNMENT:

     (b) Either Party may assign any of its rights or obligations under this Agreement in any country to any of its Affiliates, provided that such assignment shall not relieve the assigning Party of its responsibilities for performance of its obligations under this Agreement .

     (c) This Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties. Any assignment not in accordance with this Agreement shall be void.

12.2 RETAINED RIGHTS: Nothing in this Agreement shall limit in any respect the right of either Party to conduct research and development and to market products using such Party's technology other than as herein expressly provided.

12.3 FURTHER ACTIONS: Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

12.4 NOTICES: All notices hereunder shall be in writing and shall be deemed given if delivered personally or two days after mailed by registered or certified mail (return receipt requested), postage prepaid, or sent by express courier service to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice; provided that notices of a change of address shall be effective only upon receipt thereof).

     (a)  If to 3DP

          3-Dimensional Pharmaceuticals, Inc.
          Eagleview Corporate Center
          665 Stockton Drive, Suite 104
          Exton, PA 10341

          ATTN: Chief Executive Officer

          with a copy to:

          Morgan, Lewis & Bockius LLP
          1701 Market Street
          Philadelphia, PA 19103

          ATTN: David R. King, Esq.


     (a)  If to Schering:

          Schering Aktiengesellschaft
          13342 Berlin
          Germany,
          Attention: Legal Department

          with a copy to:

          Berlex Biosciences
          15049 San Pablo Avenue
          P.O. Box 4099
          Richmond, CA 94804-0099
          Attention: President

12.5 Waiver: Except as specifically provided for herein, the waiver from time to time by either of the Parties of any of their rights or their failure to exercise any remedy shall not operate or be construed as a continuing waiver of same or any other of such Party's rights or remedies provided in this Agreement.

12.6 Severability: If any term, covenant or condition of this Agreement or the application thereof to any Party or circumstances shall, to any extent or in any country, be held to be invalid or unenforceable, then (i) the remainder of this Agreement, or the application of such term, covenant or condition of this Agreement shall be valid and be enforced to the fullest extent permitted by law; and (ii) the Parties hereto covenant and agree to renegotiate any such term, covenant or application thereof in good faith in order to provide a reasonably acceptable alternative to the term, covenant or condition of this Agreement or the application thereof that is invalid or unenforceable, it being the intent of the Parties that the basic purposes of this Agreement are to be effected.

12.7 Ambiguities: Ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision.

12.8 Governing Law and Jurisdiction: This Agreement shall be governed by and interpreted under the laws of the State of New York as applied to contracts entered into and performed entirely in New York by New York residents. Any lawsuit concerning this Agreement shall be brought in the state or federal courts of New York.

12.9 Headings: The sections and paragraph headings contained herein are for the purposes of convenience only and are not intended to define or limit the contents of said sections or paragraphs.

12.10 Counterparts: This Agreement may be executed in one or more counterparts (and by facsimile), each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

12.11 Entire Agreement; Amendments: This Agreement, including all Exhibits attached hereto and thereto, and all documents delivered concurrently herewith and therewith, set forth all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto and supersede and terminate all prior agreements and understandings between the Parties. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as set forth herein and therein. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties hereto unless reduced to writing and signed by the respective authorized officers of the Parties. This Agreement, including without limitation the exhibits, schedules and attachments thereto, are intended to define the full extent of the legally enforceable undertakings of the Parties hereto, and no promise or representation, written or oral, which is not set forth explicitly herein or therein is intended by either Party to be legally binding. Both Parties acknowledge that in deciding to enter into the Agreement and to consummate the transaction contemplated hereby neither has relied upon any statement or representations, written or oral, other than those explicitly set forth herein.

12.12 Expenses: Except as otherwise specified in this Agreement, all costs and expenses including, without limitation, fees and disbursements of counsel, financial advisors and accountants, travel, lodging, meals and entertainment incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses.

12.13 Independent Contractors: The status of the parties under this Agreement shall be that of independent contractors. Neither Party shall have the right to enter into any agreements on behalf of the other Party, nor shall it represent to any person that it has any such right or authority. Nothing in this Agreement shall be construed as establishing a partnership or joint venture relationship between the

      Parties. This Agreement is not intended to be a partnership between 3DP and Schering for federal, state or local income tax purposes.

IN WITNESS WHEREOF 3DP and Schering have caused this agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.


SIGNED for and on behalf of
SCHERING AKTIENGESELLSCHAFT



/S/ G. Stock                            /S/ J.F. Kapp
------------                            -------------

Name:  Prof. Dr. G. Stock               Name:  Dr. J.F. Kapp

Title:  Member of Executive             Title:  Head of Strategic Business
        Board of Directors                      Unit Therapeutics

Date:                                   Date:



SIGNED for and on behalf of
3-DIMENSIONAL PHARMACEUTICALS, INC.



/S/ David U'Prichard
--------------------

Name:  Dr. David U'Prichard

Title:  Chief Executive Officer

Date:

                                  Schedule A

Patents
       Appl. No./     Filing Date/ Country      Title         SKGF Docket Status
             Patent No. or   Issue Date                            Number

                                  Publication

[**]












_____________________________
** This page and the next five pages of this Exhibit have been omitted based upon a request for confidential treatment that has been filed with the Commission. The omitted pages have been filed separately with the Commission.

                                   Schedule B

                                     Part I

                             Outline Research Plan
[**]











_____________________________
** Certain portions of this Exhibit have been omitted based upon a request for confidential treatment that has been filed with the Commission. The omitted portions have been filed separately with the Commission.

[**]











_____________________________
** Certain portions of this Exhibit have been omitted based upon a request for confidential treatment that has been filed with the Commission. The omitted portions have been filed separately with the Commission.

[**]











_____________________________
**Certain portions of this Exhibit have been omitted based upon a request for confidential treatment that has been filed with the Commission. The omitted portions have been filed separately with the Commission.

[**]












_____________________________
** Certain portions of this Exhibit have been omitted based upon a request for confidential treatment that has been filed with the Commission. The omitted portions have been filed separately with the Commission.